CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Okana Ventures, Inc.

Vernon, British Columbia

Canada

We hereby consent to the inclusion in the Form SB-2 Registration Statement of our Report of Independent Registered Public Accounting Firm dated September 25, 2006, on our audit of the financial statements of Okana Ventures, Inc. as of December 31, 2005, and for the period of May 9, 2005 (inception) to December 31, 2005.

We also consent to the inclusion in the Form SB-2 Registration Statement of our Report of Independent Registered Public Accounting Firm dated September 26, 2006, on our audit of the financial statements of Okana Ventures, Inc. as of July 31, 2006, and for the seven months then ended, and for the period of May 9, 2005 (inception) to July 31, 2006.

Sincerely,

/s/: Child, Van Wagoner & Bradshaw, PLLC

Child, Van Wagoner & Bradshaw, PLLC

Kaysville, UT

October 19, 2006